Exhibit 10.35

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 1, 2011, and is effective as of January 4, 2012 (the “Effective Date”), by and between Vista Staffing Solutions, Inc. (together with its affiliates, the “Company”), On Assignment, Inc. (“OA”) and Mark S. Brouse (“Brouse”).  The Company, OA and Brouse are later in this Agreement sometimes referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

A.           The Company, OA and Brouse previously entered into an agreement, dated December 20, 2006, as amended by Amendment 1 to Employment Agreement dated July 2, 2008, as amended and restated as of December 11, 2008, and as amended by the First Amendment to the Amended and Restated Employment Agreement, dated December 31, 2010, pursuant to which Brouse is employed as the President of the Company (together, the “Prior Agreement”).

B.      The Company, OA and Brouse wish to amend and restate the Prior Agreement as set forth herein, effective as of the Effective Date.

AGREEMENT

1. At-Will Employment.   Commencing on the Effective Date, Brouse’s employment with the Company is for an unspecified duration and constitutes “at-will” employment.  Nothing in this Agreement is intended to create a contract for employment for a definite term.  Brouse’s employment relationship may be terminated at any time, with or without cause or for any or no reason, at the option of the Company or Brouse, in accordance with Section 4 below.  The “Employment Period” shall mean the period from the Effective Date until the termination of Brouse’s employment with the Company under Section 4 below.

2. Position and Duties.

(a) Position.  During the Employment Period, Brouse shall serve as the Special Advisor to the Chief Executive Officer of OA (currently Peter Dameris).  Brouse shall report to Chief Executive Officer of OA (currently Peter Dameris).  OA shall retain full direction and control of the means and methods by which Brouse performs the above services.

(b) Competitive Activity.   Brouse shall not engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Brouse in a competing position to, that of the Company or OA.

3. Compensation.

(a) Base Salary.  During the Employment Period, the Company shall pay Brouse a base salary (the “Base Salary”) of $23,660 per year, payable in accordance with the Company’s normal payroll procedures as in effect from time to time.

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(b) Benefit Plans; Technology.  During the Employment Period, at Brouse’s sole expense, Brouse and Brouse’s legal dependents shall be eligible to participate in the welfare benefit plans, policies and programs (including, if applicable, medical, dental, disability, life and accidental death insurance plans and programs) maintained by OA generally for its employees.  During the Employment Period, Brouse shall be eligible to use a Company-provided cell phone, blackberry and laptop computer, each of which shall remain the sole property of the Company.

(c) Expenses.  During the Employment Period, Brouse shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by Brouse in accordance with the expense reimbursement policy of OA, provided that Brouse properly substantiates such expenses in accordance with such policy.

(d) Outstanding Equity Awards.  Brouse acknowledges and agrees that (i) the performance-vesting equity awards listed on Exhibit A hereto shall remain outstanding and eligible to vest during the Employment Period in accordance with their terms until the date during calendar year 2012 on which the Compensation Committee of OA certifies the attainment or non-attainment of the performance goals applicable to such awards for calendar year 2011 (the “Certification Date”), and that, to the extent that all or any portion of any such award remains unvested after the Certification Date (whether due to non-attainment of applicable performance objectives or otherwise), such award shall be canceled and forfeited on that date (and shall not be eligible to vest on any subsequent performance measurement date), (ii) the time-vesting equity awards listed on Exhibit A hereto shall remain outstanding and eligible to vest in accordance with their terms during the Employment Period, and (iii) except as set forth on Exhibit A hereto, Brouse does not have any right or interest in, or any right to receive any interest in, any compensatory equity award covering or linked to securities of the Company, OA or any of their affiliates.

4. Termination of Employment.

(a) Termination by Either Party.  Either the Company or Brouse may terminate Brouse’s employment at any time for any reason or no reason upon thirty (30) days’ written notice to the other party provided in accordance with Section 7 below, provided, that, in the Company’s sole discretion, (i) the Company may terminate Brouse’s employment immediately without prior notice for Cause (as defined below), (ii) the Company may provide payment in lieu of all or any portion of such notice period upon any other termination by the Company, and (iii) the Company may waive all or any portion of any notice period provided by Brouse (without payment in lieu  thereof).

(b) Accrued Obligations.   Upon termination of Brouse’s employment for any reason, the Company shall promptly, or in the case of obligations described in clause (v) below, as such obligations become due to Brouse, pay or provide to Brouse, (i) Brouse’s earned but unpaid Base Salary accrued through the date of termination (“Date of Termination”), (ii) accrued but unpaid vacation time through the Date of Termination, (iii) reimbursement of any business expenses incurred by Brouse prior to the Date of Termination that are reimbursable under Section 3(c) above, (iv) any Annual Bonus (as defined in the Prior Agreement) required to be paid to Executive pursuant to the Prior Agreement for calendar year 2011, to the extent payable,

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but not previously paid, and (v) any vested benefits and other amounts due to Brouse under any plan, program or policy of the Company or OA (together, the “Accrued Obligations”).  In addition, Brouse agrees to return to the Company, on the Date of Termination, all property of the Company, including without limitation, any laptop computer and mobile communication device(s) belonging to the Company.

(c) Death.  If Brouse dies during the Employment Period, Brouse’s estate shall be entitled to receive the Accrued Obligations promptly, or, in the case of benefits described in Section 4(b)(v) above, as such obligations become due.

(d) Release; Exclusivity of Benefits.  Upon Brouse’s termination of employment with the Company under Section 4(a), Brouse (or Brouse’s estate) shall execute, deliver to the Company and not revoke a general release of claims in a form reasonably prescribed by the Company (the “Release”).  Except as expressly provided in this Section 4, upon the termination of Brouse’s employment, the Company shall have no obligations to Brouse in connection with Brouse’s employment with the Company or the termination thereof.

(e) “Cause” shall mean (i) a material breach of this Agreement by Brouse; (ii) the willful or repeated failure or refusal by Brouse substantially to perform Brouse’s material duties hereunder; (iii) Brouse’s commission of any felony or other crime involving moral turpitude, (iv) fraud, embezzlement or misappropriation by Brouse relating to the Company or its funds, properties, corporate opportunities or other assets to the extent that the Company reasonably determines such act to be materially injurious to the Company, or (v) Brouse repeatedly acting in a manner or repeatedly making any statements, in either case, which the Company reasonably determines to be detrimental or damaging to the reputation, operations, prospects or business relations of the Company

(f) Potential Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Brouse during the 6-month period following Brouse’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code)) (a “Separation from Service”) to the extent the Committee reasonably determines Brouse is a “specified employee” at the time of such Separation from Service (within the meaning of Section 409A) and that that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code and/or cause Brouse to incur additional taxes under Section 409A of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period, (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of Brouse’s death), the Company shall pay Brouse a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Brouse during such 6-month period, without interest thereon.

5. Confidentiality, Nonsolicitation and Noncompetition.  Brouse acknowledges and agrees that Brouse shall continue to be subject to the terms of that certain Confidentiality, Nonsolicitation and Noncompetition Agreement, dated as of December, 20, 2006, as may be amended from time to time.  For the avoidance of doubt, all obligations and restrictive covenants

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in the Confidentiality, Nonsolicitation and Noncompetition Agreement, dated as of December, 20, 2006 shall continue and be unaffected by this Agreement.

6. Representations.

(a)  No Violation of Other Agreements.  Brouse hereby represents and warrants to the Company that (i) Brouse is entering into this Agreement voluntarily and that the performance of Brouse’s obligations hereunder will not violate any agreement between Brouse and any other person, firm, organization or other entity, including without limitation, any agreements with the Company or any of its affiliates, and (ii) Brouse is not bound by the terms of any agreement with any previous employer or other Party to refrain from competing, directly or indirectly, with the business of such previous employer or other Party that would be violated by Brouse’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

(b) No Disclosure of Confidential Information.  Brouse’s performance of Brouse’s duties under this Agreement will not require Brouse to, and Brouse shall not, rely on in the performance of Brouse’s duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Brouse.

7. Notice.  Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the Parties):

If to OA or the Company:

On Assignment, Inc.
26745 Malibu Hills Road
Calabasas, CA 91301
Tel: (818) 878-7900
Attention: Chief Executive Officer

If to Brouse: to the most current home address on file with the Company’s Human Resources Department, or to such other address as any Party may designate by notice to the other in accordance with this Section 7, and shall be deemed to have been given upon actual receipt.

8. Section 409A.

(a) General.  The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A.  Notwithstanding any provision of this Agreement to the contrary, in the event that following the effective date hereof, the Board reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A, the Company and Brouse shall work together in good faith to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take

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any other actions that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder, provided that the Company shall have no obligation to take any action described in this Section 8(a), to the extent the Company determines that taking any such action would be detrimental to Company, or to indemnify Brouse for any failure to take any such action.

(b) Certain Reimbursements.  To the extent that any reimbursements hereunder constitute taxable compensation to Brouse, such reimbursements shall be made to Brouse promptly, but in no event after December 31st of the year following the year in which the expense was incurred, the amount of any such amounts reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Brouse’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

9. Miscellaneous.

(a)  Governing Law.  The rights and duties of the Parties will be governed by the local law of the State of Utah, excluding any choice-of-law rules that would require the application of the laws of any other jurisdiction.  The Parties consent to the jurisdiction of the state and federal courts located in the state of Utah to adjudicate any disputes between the Parties.

(b) Captions.  The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.

(c) Amendment.  The terms of this Agreement may not be amended or modified other than by a written instrument executed by the Parties or their respective successors.

(d) Withholding.  The Company shall withhold from any amounts payable under this Agreement all federal, state, local and/or foreign taxes, as the Company determines to be legally required pursuant to any applicable laws or regulations.

(e) No Waiver.  Failure by any Party to insist upon strict compliance with any provision of this Agreement or to assert any right such Party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g) Construction.  The Parties hereto acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision.  Accordingly, the rule of construction to the effect that

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ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement.  Rather, the terms of this Agreement shall be construed fairly as to all Parties and not in favor or against any Party by the rule of construction abovementioned.

(h) Assignment.  This Agreement is binding on and for the benefit of the Parties and their respective permitted successors, heirs, executors, administrators and other legal representatives.  Neither this Agreement nor any right or obligation hereunder may be assigned by Brouse.

(i) Payment of Fees and Expenses.  In the event that any Party initiates legal proceedings seeking legal or equitable relief, including without limitation, any arbitration proceedings pursuant to Section 9(k) below, relating to one or more issues of or concerning an alleged breach of any provision of this Agreement or seeking enforcement of any provision of this Agreement, the Party that prevails in such legal proceeding with respect to any such issue shall be entitled to payment from the non-prevailing Party of all reasonable attorneys’ fees and expenses incurred by the prevailing Party in connection with any such legal proceeding.  “Expenses” shall include, but not be limited to, all reasonable expenses and will not be limited to costs as defined by Rule 54 of the Utah Rules of Civil Procedure.

(j) Entire Agreement.  As of the Effective Date, this Agreement, together with the Confidentiality Agreement, constitutes the final, complete and exclusive agreement and understanding between Brouse, OA the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, including the Prior Agreement, offers or promises, whether oral or written, made to Brouse by the Company, OA or any representative thereof.

(k) Arbitration of Disputes.  Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach of this Agreement, shall be settled or resolved by binding arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules and Mediation Procedures (which rules are available at www.adr.org), as said rules may be amended, supplemented, or replaced by action of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in and fully enforced by any court having jurisdiction thereof.

(l) Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(m)  Construction.  Where the context requires, the singular shall include the plural, the plural shall include the singular and any gender shall include both genders.

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Exhibit 10.35

IN WITNESS WHEREOF, Brouse has hereunto set Brouse’s hand and the Company and OA have each caused these presents to be executed in their respective names on their respective behalves, all as of the day and year first above written.

ON ASSIGNMENT, INC.

By:         /s/ Peter T. Dameris
Peter T. Dameris
President & Chief Executive Officer

VISTA STAFFING SOLUTIONS, INC.

By:          /s/ Peter T. Dameris
Peter T. Dameris
Director

MARK S. BROUSE

By:          /s/ Mark S. Brouse
Mark S. Brouse